Exhibit 99.1

Medidata Reports Record Second Quarter 2014 Results

  Record revenues of $83.2 million, a 22% year-over-year increase
  Record subscription revenue of $68.9 million, a 22% year-over-year increase
  Reiterates 2014 revenue guidance

NEW YORK--(BUSINESS WIRE)--July 29, 2014--Medidata (NASDAQ:MDSO), the leading global provider of cloud-based solutions for clinical research in life sciences, today announced its financial results for the second quarter of 2014 and reiterated its revenue guidance.

“Medidata’s track record of strong growth, profitability and successful innovation gives us great confidence in our future ability to grow and extend our lead in the industry,” said Tarek Sherif, Medidata's chairman and chief executive officer. “Our market opportunity is significant and we are successfully executing on our near- and long-term plan. Reflecting on Medidata’s performance this quarter, we continue to benefit from many of the same positive trends we have seen over the past 18 months, including an improving funding environment for biotechnology companies and increased focus on improving drug development efficiency. We see this reflected in increased deal activity, new customer wins and greater multi-product adoption. Our ability to innovate and expand the breadth and relevance of our platform is fueling greater interest and awareness of our solutions across the globe and is contributing to our growing pipeline of opportunities.”

Second Quarter 2014 Results

  Total revenues for the second quarter of 2014 were $83.2 million, an increase of $15.1 million, or 22%, compared with $68.1 million in 2013. Subscription revenue was $68.9 million, an increase of 22% compared with the same period last year.
  GAAP operating income for the quarter was $7.1 million, compared with $8.8 million in the second quarter of 2013. Non-GAAP operating income* for the second quarter of 2014 was $18.4 million, compared with $17.5 million a year ago.
  GAAP net income for the second quarter of 2014 was $2.3 million, or $0.04 per diluted share, compared with $5.1 million, or $0.09 per diluted share, in the second quarter of 2013. Adjusted non-GAAP net income* for the second quarter of 2014 was $9.4 million, or $0.17 per diluted share, compared with $9.5 million, or $0.18 per diluted share, in the second quarter of 2013. See the non-GAAP reconciliation included in this release for full details of the non-GAAP adjustments.
  Total cash, cash equivalents and marketable securities were $418.5 million at the end of the second quarter of 2014, an increase of $278.1 million, or 198%, compared with $140.4 million at the end of the second quarter of 2013, primarily due to net proceeds from the convertible senior notes issued during 2013 and strong cash flows over the past year.
  Cash flow from operations was $24.1 million in the second quarter of 2014, compared with $26.2 million a year ago.

Additional Highlights

  Medidata’s customer base grew to 437, with 30 new clients added in the second quarter of 2014, an increase of 50% over the number of new clients added in the second quarter of 2013.
  54% of customers had committed to multiple products at the end of the second quarter of 2014, up from 45% at the end of the second quarter of 2013.
  Partners continue to increase their commitments to Medidata for their technology outsourcing, with 2 top CROs signing enterprise deals. Partners also extended their ability to service non-Rave solutions, with accreditations for Medidata Patient Cloud™ as well as other solutions.
  Billings were $78 million in the second quarter of 2014, a 19% increase over the second quarter of 2013.
  Subscription backlog for the remainder of the year as of June 30, 2014 increased to $133 million, an increase of $23 million year over year. Remaining subscription backlog does not include revenues associated with intra-year renewals of $2 million.
  Medidata's overall revenue retention rate was nearly 100%.

“Our strong second quarter results are highlighted by solid, profitable growth, record cash collections and stellar renewal activity,” said Cory Douglas, Medidata’s chief financial officer. “I am particularly pleased with the strength of our execution and disciplined strategic investments in the quarter. Looking ahead, we see an acceleration of subscription revenue growth and record profitability in the second half of the year.”

Financial Outlook

For the full year 2014, the company expects:

  Revenues between $340.0 and $345.0 million.
  Professional services revenues in the mid $50.0 million range.
  Non-GAAP operating income between $80.0 and $83.0 million. Based on current estimates, this would equate to GAAP operating income between $28.5 and $31.5 million.**
  Adjusted non-GAAP net income, which includes the tax affected adjustments primarily from stock-based compensation, non-cash interest expense associated with convertible senior notes and amortization at a 40% effective tax rate, between $41.0 and $44.0 million. Based on current estimates, this would equate to GAAP net income between $9.0 and $12.0 million.**
  While changes in the stock price could change the fully diluted share count, the company is assuming 55.1 million fully diluted shares.

**The current estimated GAAP equivalents to our Non-GAAP guidance reflect the impact of approximately $5.0 million on a pre-tax basis of additional stock based compensation expenses relative to our prior outlook.

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Tuesday, August 12, 2014, by dialing 800-585-8367 domestically or 404-537-3406 internationally, with the passcode 72083877. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata

Medidata is the leading global provider of cloud-based solutions for clinical research in life sciences, transforming clinical development through its advanced applications and intelligent data analytics. The Medidata Clinical Cloud™ brings new levels of productivity and quality to the clinical testing of promising medical treatments, from study design and planning through execution, management and reporting. We are committed to advancing the competitive and scientific goals of global customers, which include over 90% of the top 25 global pharmaceutical companies; innovative biotech, diagnostic and device firms; leading academic medical centers; and contract research organizations.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata’s public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2013. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and an adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax-affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, an adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes. Management uses these non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as share-based compensation, and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Medidata’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. One limitation of non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Subscription	$68,947	$56,346	$132,758	$106,998
Professional services	14,276	11,723	27,105	24,330
Total revenues	83,223	68,069	159,863	131,328
Cost of revenues (1)(2)
Subscription	11,221	8,949	22,307	17,974
Professional services	9,753	7,971	19,466	16,075
Total cost of revenues	20,974	16,920	41,773	34,049
Gross profit	62,249	51,149	118,090	97,279
Operating costs and expenses:
Research and development (1)	17,311	12,105	35,100	24,010
Sales and marketing (1)(2)	20,425	16,253	41,157	30,742
General and administrative (1)	17,373	13,955	34,419	26,599
Total operating costs and expenses	55,109	42,313	110,676	81,351
Operating income	7,140	8,836	7,414	15,928
Interest and other (expense) income:
Interest expense	(3,827)	(27)	(7,608)	(45)
Interest income	420	59	815	135
Other (expense) income, net	(28)	(10)	6	144
Total interest and other (expense) income, net	(3,435)	22	(6,787)	234
Income before income taxes	3,705	8,858	627	16,162
Provision for income taxes	1,409	3,752	146	5,356
Net income	$2,296	$5,106	$481	$10,806
Earnings per share:
Basic (3)	$0.04	$0.10	$0.01	$0.21
Diluted (3)	$0.04	$0.09	$0.01	$0.20
Weighted average common shares outstanding:
Basic (3)	52,457	50,850	52,284	50,546
Diluted (3)	54,828	53,488	54,998	53,056
(1) Stock-based compensation expense included in cost of revenues and operating costs and expenses is as follows:
Cost of revenues	$1,027	$838	$2,099	$1,325
Research and development	817	627	1,729	1,085
Sales and marketing	1,060	1,722	3,411	2,944
General and administrative	5,726	3,937	11,090	6,975
Total stock-based compensation	$8,630	$7,124	$18,329	$12,329
(2) Amortization expense of intangible assets included in costs of revenues and operating costs and expenses is as follows:
Cost of revenues	$111	$101	$219	$382
Sales and marketing	30	33	60	146
Total amortization of intangible assets	$141	$134	$279	$528
(3) Prior period results have been adjusted to reflect the two-for-one stock split which was effected in the form of a stock dividend in December 2013.

MEDIDATA SOLUTIONS, INC.
Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income and Adjusted Non-GAAP Net Income (Unaudited)
(Amounts in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating income:
GAAP operating income	$7,140	$8,836	$7,414	$15,928
GAAP operating margins	8.6%	13.0%	4.6%	12.1%
Stock-based compensation	8,630	7,124	18,329	12,329
Depreciation and amortization	2,609	1,473	5,144	3,324
Contingent consideration adjustment (1)	—	60	—	120
Non-GAAP operating income	$18,379	$17,493	$30,887	$31,701
Non-GAAP operating margins	22.1%	25.7%	19.3%	24.1%
Net income:
GAAP net income	$2,296	$5,106	$481	$10,806
Stock-based compensation	8,630	7,124	18,329	12,329
Amortization	141	134	279	528
Contingent consideration adjustment (1)	—	60	—	120
Non-cash interest expense on convertible senior notes (2)	3,102	—	6,162	—
Tax impact on add-back items (3)	(4,749)	(2,927)	(9,908)	(5,191)
Adjusted non-GAAP net income	$9,420	$9,497	$15,343	$18,592
GAAP basic earnings per share (4)	$0.04	$0.10	$0.01	$0.21
GAAP diluted earnings per share (4)	$0.04	$0.09	$0.01	$0.20
Adjusted Non-GAAP basic earnings per share (4)	$0.18	$0.19	$0.29	$0.37
Adjusted Non-GAAP diluted earnings per share (4)	$0.17	$0.18	$0.28	$0.35
(1) Amount represents the effect of changes in fair value of contingent consideration liability.
(2) During the third quarter of 2013, we issued $287.5 million in convertible senior notes (the "Notes") with a coupon interest rate of 1.00%. Interest is paid semiannually on February 1 and August 1 over the five-year term of the notes. In connection with the Notes, we are required to recognize non-cash interest expense, including amortization of debt discount and issuance costs, in accordance with accounting guidance for convertible debt that may be settled in cash. We exclude this incremental non-cash interest expense for purposes of calculating adjusted non-GAAP net income. We believe that excluding these expenses from our non-GAAP measures is useful to investors because such incremental non-cash interest expense does not generate a cash outflow for the company and the debt issuance costs do not represent a cash outflow for the company except in the period the Notes were issued; therefore both are not indicative of our continuing operations or meaningful when comparing current results to past results.
(3) Tax impact calculated using a 40% tax rate.
(4) Prior period results have been adjusted to reflect the two-for-one stock split which was effected in the form of a stock dividend in December 2013.

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income, and net income per share applicable to common stockholders for the three and six months ended June 30, 2014 and 2013. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes.

MEDIDATA SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except per share data)
	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$35,192	$22,328
Marketable securities	183,000	218,892
Accounts receivable, net of allowance for doubtful accounts of $1,231 and $1,055, respectively	61,971	45,534
Prepaid commission expense	3,495	3,615
Prepaid expenses and other current assets	14,440	13,511
Deferred income taxes	669	665
Total current assets	298,767	304,545
Restricted cash	5,118	5,118
Furniture, fixtures and equipment, net	41,237	41,229
Marketable securities, long-term	200,283	195,105
Goodwill	15,655	15,487
Intangible assets, net	650	904
Deferred income taxes, long-term	356	345
Other assets	9,161	10,620
Total assets	$571,227	$573,353
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,283	$7,524
Accrued payroll and other compensation	10,654	27,773
Accrued expenses and other	9,686	12,265
Deferred revenue	57,909	52,628
Total current liabilities	83,532	100,190
Noncurrent liabilities:
Convertible 1.00% senior notes, net	235,228	229,705
Deferred revenue, less current portion	440	1,430
Deferred tax liabilities	2,588	5,651
Other long-term liabilities	15,205	10,564
Total noncurrent liabilities	253,461	247,350
Total liabilities	336,993	347,540
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share; 100,000 shares authorized, 55,817 and 55,018 shares issued; 54,002 and 53,634 shares outstanding, respectively	558	550
Additional paid-in capital	273,664	248,336
Treasury stock, 1,815 and 1,384 shares, respectively	(44,513)	(26,414)
Accumulated other comprehensive income (loss)	504	(199)
Retained earnings	4,021	3,540
Total stockholders' equity	234,234	225,813
Total liabilities and stockholders' equity	$571,227	$573,353

MEDIDATA SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$481	$10,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,144	3,324
Stock-based compensation	18,329	12,329
Amortization of discounts or premiums on marketable securities	2,714	1,001
Deferred income taxes	(3,146)	3,883
Amortization of debt issuance costs	639	30
Amortization of debt discount	5,523	—
Excess tax benefit associated with equity awards	(2,648)	(997)
Contingent consideration adjustment	—	120
Provision for doubtful accounts	266	657
Changes in operating assets and liabilities:
Accounts receivable	(18,328)	3,274
Prepaid commission expense	657	(830)
Prepaid expenses and other current assets	1,018	1,153
Other assets	87	(78)
Accounts payable	2,476	(900)
Accrued payroll and other compensation	(7,134)	(2,338)
Accrued expenses and other	5,437	1,183
Deferred revenue	3,588	(4,140)
Other long-term liabilities	2,711	591
Net cash provided by operating activities	17,814	29,068
Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(11,602)	(6,761)
Purchase of available-for-sale marketable securities	(113,019)	(78,255)
Proceeds from sale of available-for-sale marketable securities	141,214	65,272
Net decrease in restricted cash	226	388
Net cash provided by (used in) investing activities	16,819	(19,356)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,885	6,150
Proceeds from employee stock purchase plan	2,513	—
Excess tax benefit associated with equity awards	2,648	997
Payment of acquisition-related earn-out	(704)	(380)
Repayment of obligations under capital leases	(39)	(27)
Acquisition of treasury stock	(28,058)	(10,461)
Repayment of notes payable	(85)	(38)
Net cash used in financing activities	(21,840)	(3,759)
Net increase in cash and cash equivalents	12,793	5,953
Effect of exchange rate changes on cash and cash equivalents	71	(76)
Cash and cash equivalents - Beginning of period	22,328	32,683
Cash and cash equivalents - End of period	$35,192	$38,560

CONTACT:
Medidata Solutions
Investors:
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media:
Gail Janowitz, 212-918-1792
gjanowitz@mdsol.com